                             STARBUCKS CORPORATION

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                EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

                                                     Three Months Ended

                                                  December 28,  December 29,
                                                      1997          1996
                                                   (13 Weeks)    (13 Weeks)
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
NET EARNINGS PER COMMON SHARE
CALCULATION-BASIC:
 Net earnings                                       $22,104        $14,390
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Weighted average common shares calculation-basic:

Weighted average number of common shares
 outstanding                                         84,018         77,725
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Net earnings per common share-basic                 $  0.26        $  0.19
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NET EARNINGS PER COMMON AND COMMON EQUIVALENT
 SHARE CALCULATION-DILUTED/(1)/:
Net earnings calculation:
 Net earnings                                       $22,104        $14,390
 Add after-tax interest expense on Debentures           348          1,075
 Add after-tax amortization of issuance costs
  related to the Debentures                              30             89
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 Adjusted net earnings                              $22,482        $15,554
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Weighted average common and common equivalent
 shares calculation- diluted:

Weighted average number of common shares
 outstanding                                         84,018         77,725
  Dilutive effect of outstanding common stock
   options                                            2,999          3,616
  Assuming conversion of Convertible Subordinated
   Debentures                                         2,808          7,098
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Weighted average common and common equivalent
 shares-diluted                                      89,825         88,439
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Net earnings per common and common equivalent
 share-diluted                                      $  0.25        $  0.18
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
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(1) Diluted earnings per share assumes conversion of the Company's convertible subordinated debentures using the "if converted" method, when such securities are dilutive, with income adjusted for the after-tax interest expense and amortization applicable to these debentures.